EXHIBIT 10.32

October 10, 2012

Scott Dolan

Re:  Offer of Employment

Dear Scott:

On behalf of A. M. Castle & Co. (“A.M. Castle” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company, working at the Company’s corporate headquarters in Oak Brook, Illinois.  Your appointment and the compensation package outlined herein are subject to approval by the Company’s Board of Directors (the “Board”).  For purposes of this letter, your first day of work at the Company will be considered your “Employment Start Date.”

 The terms of this offer are described below:

Duties and Responsibilities:  You will have the responsibilities, duties and authority as are commensurate with the position of president and chief executive officer of an entity comparable to the Company in the United States including, but not limited to, the powers and duties set forth in the Bylaws of the Company for such office. You will report solely and directly to (i) the Board or (ii) a director or group of directors designated by the Board. The Board may assign other duties and rights to you from time to time and shall have the right to modify your responsibilities from time to time as the Board may deem reasonably necessary or appropriate, provided that such duties, rights and responsibilities are consistent with your titled position.

Manner of Employment:  During your employment with the Company, you will faithfully, diligently and competently perform your responsibilities and duties as President and Chief Executive Officer and, consistent with the other provisions of this offer letter, you will devote your exclusive and full efforts and time to the Company. This foregoing shall not be construed as preventing you from engaging in appropriate civic or charitable activities, which are not in conflict with the Company’s civic or community activities or adverse to the policies or interests of the Company or, after the second anniversary of your Employment Start Date and  with prior approval from the Board, from serving as a member of the board of directors of one or more for-profit entities, which do not compete with the Company, as long as such activities do not unduly interfere or conflict with your responsibilities to the Company.

Base Salary:  Your starting annual base salary will be $650,000, less applicable taxes, deductions and withholdings. The Base Salary will be paid in accordance with the Company’s normal bi-weekly payroll practices and is subject to annual review.

Executive Incentive Plans:  You will be eligible to participate in the Company’s Short Term Incentive Plan (“STIP”), with a target incentive opportunity of 100% of your annual base salary, and a maximum incentive opportunity of 200% of your annual base salary.  Incentive compensation under the STIP for the current year will be prorated based upon your Employment Start Date. For fiscal year 2012 you will be guaranteed a payout under the STIP at the target level, prorated based upon your Employment Start Date.

In addition, you will be eligible to participate in the Company’s Long Term Compensation Plan (“LTCP”), which is currently a three year overlapping equity incentive plan.  The terms and components of the LTCP are established each year by the Human Resources Committee of the Board.  You will first become fully eligible to participate in the LTCP for the 2013-2015 performance cycle, with a target incentive opportunity of 200% of your annual base salary.  For each of the 2010-2012, 2011-2013 and 2012-2014 performance cycles, you will be eligible to participate only in the performance share unit component of the LTCP (and not the time-based restricted stock unit component). The number of performance share units to be granted for the 2010-2012, 2011-2013 and 2012-2014 performance cycles shall be calculated based on a target incentive opportunity of 200% of your annual base salary multiplied by the 60 trading days trailing average price of the Company’s common stock as of the Employment Start Date, multiplied by 66.67% in the case of the 2011-2013 and 2012-2014 performance cycles and 33.33% in the case of the 2010-2012 performance cycle  (representing the proportion of the LTCP grant value allocated to performance share units), with the number of performance share units in each case being prorated based on your Employment Start Date, and otherwise in accordance with the terms and conditions of the applicable LTCP award agreements.

EX-1-

Target incentives do not constitute a promise of payment. Except as otherwise provided above with respect to the 2012 STIP, your actual payout will depend on achievement of individual and/or Company performance objectives, established annually by the Board, and will be governed by the terms and conditions of the applicable plan documents.  Eligibility for participation in the incentive plans is subject to annual review.  All incentive payouts are subject to applicable taxes, deductions and withholdings.

Cash Award:  You will receive a one time cash signing bonus in the amount of $60,000 (“Signing Bonus”), less applicable taxes.  The signing bonus, less applicable taxes, will be paid to you within 15 days after your Employment Start Date. By accepting this bonus and signing this offer letter you agree that if your employment with the Company is terminated by the Company for “Cause” or terminated by you other than for “Good Reason” (as such terms, for all purposes of this of this Offer Letter, are defined in the Severance Agreement) within eight months of your Employment Start Date, you will be required to reimburse the Company for a portion of your Signing Bonus you received.  The amount of the Signing Bonus you will be required to reimburse the Company will be determined by multiplying the portion of the Signing Bonus you received by a fraction the numerator of which is the number of whole calendar months that remain between the date of termination of employment and the eighth month anniversary of your Employment Start Date, and the denominator of which is eight.

Sign-On Restricted Stock Unit Award:  Effective on your Employment Start Date (for the purposes of this paragraph, your Employment Start Date is referred to as the “Grant Date”), the Company will grant you an award of Restricted Stock Units (“RSUs”) with a target valuation of $1,000,000 (“Sign-On RSU Award”).  The number of RSUs granted shall be calculated based on the closing price per share of the Company’s common stock on the Grant Date.  The RSUs will vest over a four year period:  25% of the RSUs will vest on the first anniversary of the Grant Date; 25% of the RSUs will vest on the second anniversary of the Grant Date; 25% of the RSUs will vest on the third anniversary of the Grant Date; and 25% of the RSUs will vest on the fourth anniversary of the Grant Date, provided you are actively employed with the Company on each respective vesting date with no break in service.

This award of RSUs will be a stand-alone grant authorized by a majority of the Company’s independent directors and will be in the form attached hereto as Exhibit A.  At the time of vesting the Company will issue to you in cancellation of the RSUs, a number of shares of common stock of the Company equal to the number of vested RSUs, subject to applicable taxes, deductions and withholdings.

Board Membership:  You will be appointed to serve as a member of the Board within a reasonable period of time following your Employment Start Date.  At each annual meeting of the Company’s stockholders during your employment as President and Chief Executive Officer of the Company, the Company will nominate you to serve as a member of the Board.  Your service as a member of the Board will be subject to approval by the shareholders of the Company.  If elected to the Board of the Company, you will have all the duties and responsibilities as are commensurate with the position of director.  However, you will receive no additional compensation for serving as a director of the Company.  Upon termination of your employment as President and Chief Executive Officer of the Company for any reason, unless otherwise determined by the Board, you will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by you.

Benefits:  You and your eligible dependents may participate in the Company’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, and flexible spending account in accordance with the terms of each plan.  You will also be eligible to participate in the Company’s 401(k) plan, which provides an employer match up to 6% of employee contributions, and a non-qualified deferred compensation plan which will allow you to continue contributing and receiving the employer match beyond the IRS limits for qualified plans.  Other benefits include vacation, and a range of other additional programs available to you.  Please refer to our benefit plan documents for eligibility and terms of coverage.  Of course, A.M. Castle reserves the right to amend or terminate its benefits at any time.  An exception to the vacation policy for new hires will entitle you to four (4) weeks of paid vacation each year beginning in 2012 on a prorated basis.

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Indemnification:  As an executive officer of the Company, you will be entitled to enter into the Company’s standard indemnification agreement which is offered to all of its officers.  This indemnification agreement is effective upon signed acceptance by the executive officer.  You will also be entitled to Company-provided excess personal liability insurance coverage in the amount provided to all of its officers.

Company Automobile:  This position is eligible for an “executive class” company vehicle for your business and personal use in accordance with the Company’s automobile policy.  There is a minimum of $20 per pay period administrative fee paid as an employee payroll deduction for this benefit.  Additionally, this benefit includes a fuel card.  Both the car and the fuel card are taxable benefits for any personal usage.

Termination Arrangements: As an executive officer of the Company, you will be eligible for severance benefits in the event of termination of employment without Cause or following a change in control of the Company.  The Company will enter into separate agreements with you consisting of a Severance Agreement, attached as Exhibit B (the “Severance Agreement”), and a Change in Control Agreement, attached as Exhibit C (the “Change in Control Agreement”), to address termination situations not precipitated by your conduct.

The Severance Agreement provides severance benefits to you in exchange for your agreement to comply with certain covenants. The benefits payable under the Severance Agreement are not available if benefits are received under the Change in Control Agreement. The Company provides benefits under the Change in Control Agreement if an executive’s employment is involuntarily terminated other than for cause, generally, within two years following a change in control of the Company.  Refer to the Severance Agreement and the Change in Control Agreement for the terms and conditions of those arrangements.

In addition to the severance benefits described above, in the event your employment is terminated for any reason, you will be entitled to the following accrued and unpaid benefits:  (i) your base salary through the date of termination, (ii) except in the event of a termination by the Company for Cause, any prior fiscal year’s awarded but yet unpaid annual incentive compensation award earned by you, (iii) accrued but unused vacation pay through the date of termination, (iv) unreimbursed business expenses incurred in accordance with the Company’s policy, and (v) other vested benefits and benefits continuation/conversion rights, if any, in accordance with applicable plans, programs and arrangements of the Company (other than Company severance plans).

Death or Disability.  In the event of your death or if you are unable to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by you hereunder due to illness, injury, physical or mental incapacity or other disability, for sixty (60) consecutive days or shorter periods aggregating at least one hundred eighty (180) days within any twelve (12) month period, or, if longer, the elimination period under the Company’s long-term disability plan applicable to you (“Disability”) and your employment is terminated by Company, then you will be entitled to the following benefits (except that in the case of Disability, you will only be entitled to such benefits if you execute and timely deliver to the Company a valid release as provided in accordance with section 7 of the Severance Agreement and the revocation period for such release has expired without revocation):

(i)	annual STIP award for the year in which your death or Disability occurs, pro-rated for the number of days during such year that you were employed prior to the date of termination of employment; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such STIP award have actually been met (with you being deemed to have achieved one hundred percent of any applicable individual performance measures);

(ii)	pro rata vesting (based on the number of months of your employment during the vesting period) of the Sign-On RSU Award, to the extent such shares have not otherwise vested in accordance with their terms;

(iii)	with respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to you by the Company, a payment equal to the amount you would have received under each such award had you continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that you were employed prior to the date of termination of employment; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met with respect to any granted but not awarded LTCP performance share units; and

(iv)	pro rata vesting (based on the number of months of your employment during the vesting period) of each then-outstanding and nonvested stock option, restricted stock, restricted stock unit, or other equity-based compensation award (other than an equity-based long-term performance award and the Sign-On RSU Award) granted to you by the Company.

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Executive Stock Ownership Guidelines:  Under the Company’s executive stock ownership guidelines, as amended from time to time, officers of the Company are required to hold a specified amount of Company stock before divesting of any equity awards. As President and Chief Executive Officer you will be required to hold five times your annual base salary in Company common stock, which must be achieved within five years of your Employment Start Date.

Non-Disparagement.  You agree that, while you are employed by the Company, and after your termination of employment with the Company, you will not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates.  While you are employed by the Company, and after your termination of employment with the Company, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications or in their internal, company-wide employee communications shall make any false, defamatory or disparaging statements about you that are reasonably likely to cause material damage to you. The foregoing shall not preclude you or the Company from making truthful statements that are required by applicable law, regulation or legal process.

Code Section 409A.  To the extent applicable, it is intended that portions of this offer letter either comply with or be exempt from the provisions of Section 409A of the Code (as defined in the Severance Agreement).  Any provision of this offer letter that would cause this offer letter to fail to comply with or be exempt from Code Section 409A shall have no force and effect until such provision is either amended to comply with or be exempt from Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and you hereby agree not to withhold consent unreasonably to any amendment requested by the Company for the purpose of either complying with or being exempt from Code Section 409A).

Employment At-Will: Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or A.M. Castle, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by you and the Chairman of the Board.

Entire Agreement: This offer letter and the Exhibits and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

Background Check: Please understand that this offer is contingent upon the successful completion of your background check and pre-employment drug testing. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

Accepting this Offer: This offer is contingent on you starting employment at the Company on or before October 15, 2012 or a date mutually agreed upon between you and the Company.  This offer will expire on October 11, 2012, if not accepted on or prior to that date. To accept this offer, please sign this letter in the space provided below and scan and email the following signed documents to Anne Scharm at AScharm@amcastle.com.

I look forward to your contributions to the success of A. M. Castle. Feel free to contact me or Anne Scharm at 847-349-2514 if you have any questions.

Sincerely,

/s/ Brian P. Anderson
Brian P. Anderson
Chairman of the Board
A. M. Castle & Co.

I accept this offer of employment as outlined above.

/s/ Scott Dolan	10/11/2012	10/15/2012
Scott Dolan	Date	Planned Employment Start Date
(contingent upon completion of a satisfactory background and drug check)

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EXHIBIT A

A.M. CASTLE & CO.

CEO RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTEE: Scott Dolan

NUMBER OF RESTRICTED STOCK UNITS: ________________

GRANT DATE: _____________

This is an award agreement (the "Award Agreement") between A.M. Castle & Co., a Maryland corporation (the "Corporation"), and the individual named above (the "Grantee").  Subject to the conditions set forth herein, the Corporation hereby grants to the Grantee, as of the Grant Date specified above, the above-stated number of Restricted Stock Units, as an employment inducement award pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual.

1. Vesting.  Subject to Sections 2, 3 and 4, the Corporation shall deliver to the Grantee one share of Common Stock for each whole Restricted Stock Unit that vests in accordance with the terms of this Award Agreement.  Subject to the terms and conditions of this Award Agreement, the Restricted Share Units shall vest as follows:

NUMBER OF SHARES: [25% of award]	VESTED ON OR AFTER: [one year]
NUMBER OF SHARES: [25% of award]	VESTED ON OR AFTER: [two years]
NUMBER OF SHARES: [25% of award]	VESTED ON OR AFTER: [three years]
NUMBER OF SHARES: [25% of award]	VESTED ON OR AFTER: [four years]

2. Delivery of Shares.  The number of shares of Common Stock that the Grantee earns under Section 1 will be delivered to the Grantee as soon as administratively practicable after the respective vesting date; provided, however, that in lieu of shares of Common Stock, the payment may be made in cash or other equity based property or any combination thereof, as the Committee may determine in its sole discretion.  No fractional shares will be delivered pursuant to this Award and fractional shares shall be rounded down.

3. Employment Termination.  If the Grantee’s employment with the Corporation terminates prior to the Final Vesting Date for any reason, Grantee shall forfeit all outstanding Restricted Stock Units remaining subject to this Award on the date of such termination, except to the extent otherwise expressly provided in the October 10, 2012 offer letter or a change-in-control or severance agreement between the Corporation and the Grantee.

4.  Transferability.  The Restricted Stock Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise.  Any attempted transfer of the Restricted Stock Units prohibited by this Section 4 shall be null and void.

5.  Adjustments.   In the event of any change in the outstanding shares of Common Stock of the Corporation by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the terms and the number of shares of Restricted Stock Units shall be equitably adjusted by the Committee.  Adjustments under this Section 5 shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

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6.   Withholding.  The Grantee is responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Corporation is required to withhold at any time with respect to the Restricted Stock Units to satisfy its minimum statutory withholding requirements.  Such payment shall be made in full at the Grantee’s election, in cash or check, by withholding from the Grantee’s next normal payroll check, or by the tender of shares of Common Stock payable under this Award.  Shares of Common Stock tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises or, if the Common Stock is not traded on that date, on the next preceding date on which the Common Stock was so traded.

7. Miscellaneous

(a)           Disclaimer of Rights.  Nothing contained herein shall constitute an obligation for continued employment or interfere in any way with the right of the Corporation or any subsidiary thereof to terminate the employment or service of the Grantee at any time.

(b)           Rights Unsecured.  The Grantee shall have only the Corporation’s unfunded, unsecured promise to pay pursuant to the terms of this Award.  The Grantee’s rights shall be that of an unsecured general creditor of the Corporation and the Grantee shall not have any security interest in any assets of the Corporation.

(c)           No Adjustment for Dividends.   The number of Restricted Stock Units shall not be adjusted for the payment of any cash dividend on shares of common stock of the Corporation before the issuance of a stock certificate representing the earned Award.

(d)           Offset.   The Corporation may deduct from amounts otherwise payable under this Award all amounts owed by the Grantee to the Corporation and its affiliates to the maximum extent permitted by applicable law.

(e)           Rights as Shareholder.  Subject to Section 7(c) of this Agreement, the Grantee shall have the same rights as a shareholder of the Corporation in respect to the Restricted Stock Units, except that the Restricted Stock Units shall not include the right to vote until and unless the Restricted Stock Units have vested and ownership of shares of Common Stock represented by the Restricted Stock Units have been transferred to (or on behalf of) the Grantee.

(f)            Amendment. This Award Agreement may be amended only by a writing executed by the Corporation and the Grantee that specifically states that it is amending this Award Agreement. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Committee by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to the Grantee, and provided that no such amendment adversely affecting the rights of the Grantee hereunder may be made without the Grantee’s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Grantee, the provisions of the Restricted Stock Units or this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial decisions, provided that any such change shall be applicable only to the Restricted Stock Units which are than subject to restrictions as provided herein.

 (g)           Severability.  If any term, provision, covenant or restriction contained herein is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(h)            Controlling Law.  The Award shall be construed, interpreted and applied in accordance with the law of the State of Illinois, without giving effect to the choice of law provisions thereof.  The Grantee agrees to irrevocably submit any dispute arising out of or relating to this Award to the exclusive concurrent jurisdiction of the state and federal courts located in Illinois.  The Grantee also irrevocably waive, to the fullest extent permitted by applicable law, any objection the Grantee may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and the Grantee agree to accept service of legal process from the courts of Illinois.

(i)           Code Section 409A Compliance.  To the extent applicable, it is intended that this Award not be subject to or otherwise comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply. This Award shall be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Corporation without the Grantee’s consent).  .

EX-6-

8.  Definitions.   As used herein, the following terms shall be defined as set forth below:

(a)           “Award” means the Restricted Stock Unit Award to the Grantee as set forth herein, and as may be amended as provided herein.

(b)           “Board” means the Corporation’s Board of Directors.

(d)           “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Human Resources Committee of the Board.

(f)            “Common Stock” means the Corporation’s $.01 par value common stock.

(g)           “Final Vesting Date” means the fourth anniversary of the Grant Date.

(h)            “Grant Date” means the date this Award is made to the Grantee, as set forth on the first page of this Award Agreement.

(i)             “Restricted Stock Unit” means a bookkeeping entry that records the equivalent of one share of Common Stock.

The Corporation and the Grantee hereby agree to the terms and conditions of this Award Agreement and have executed it as of the Date of Grant set forth above.

A. M. CASTLE & CO.

____________________________________
By: Robert J. Perna
Its: Vice President, General Counsel & Secretary

Grantee:

____________________________________
Scott Dolan

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EXHIBIT B

SEVERANCE AGREEMENT

A.M. CASTLE & CO.

THIS AGREEMENT (“Agreement”), made and entered into this ___ day of October, 2012 (the “Effective Date”), by and between A.M. Castle & Co., a Maryland corporation (the “Company”), and Scott Dolan (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Company and the Executive entered into a certain offer letter dated October 10, 2012 regarding Executive’s employment with the Company (the “Offer Letter”);

WHEREAS, the Company wishes to assure itself of the continuity of the Executive’s service and has determined that it is appropriate that the Executive receive certain payments in the event, prior to a Change in Control, of an involuntary termination of employment (other than for Cause) or a termination of employment for Good Reason;

WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below; and

WHEREAS, the Company promises to provide, and the Executive acknowledges that the Executive has had, will have, and will develop on behalf of the Company substantial contacts with long-standing, near permanent customers of the Company, including without limitation program accounts, that require the protections against unfair competition set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED, by and between the parties as follows:

1.           Relationship to Other Agreements. Except as otherwise provided in any other agreement between the Company and the Executive which specifically identifies this Agreement or the Offer Letter and specifically provides that it supersedes this Agreement or the Offer Letter, this Agreement and the Offer Letter together  shall supersede any and all other agreements between the Executive and the Company regarding the payment of benefits upon a termination of the Executive’s employment with the Company. In the event of a conflict between this Agreement and the Offer Letter, the terms of this Agreement shall control. If the Executive is entitled to severance pay or other benefits pursuant to the terms of this Agreement, the Executive shall not be eligible to receive any severance pay or other benefits pursuant to the terms of any other severance agreement or arrangement of the Company (or any affiliate of the Company), including any arrangement of the Company (or any affiliate of the Company) providing benefits upon involuntary termination of employment.

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2.           Agreement Term. The “Term” of this Agreement shall begin on the Effective Date and shall continue from year to year, subject to amendment or cancelation by the parties pursuant to paragraph 16 of this Agreement through the second anniversary of the Effective Date (the “Expiration Date”); provided, however, the Expiration Date shall be automatically extended annually for successive one year periods, effective on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, without further action on the part of any party, unless, not later than 30 days prior to the effective date of any such extension, either party shall have given written notice to the other party that it does not wish to extend the Term.

3.           Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified below:

(a)           Cause. The term “Cause” shall mean:

(i)
Conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive was so convicted or entered such plea) by the Executive;

(ii)
Engagement by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives;

(iii)	Willful misconduct by the Executive that, in the reasonable judgment of the Company, results in a demonstrateable and material injury to the Company or its affiliates, monetarily or otherwise;

(iv)
Willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness) by the Executive to perform his assigned duties, provided that such assigned duties are consistent with the job duties of the Executive and that the Executive does not cure such failure within 30 days after notice of such failure from the Company; or

(v)	Material breach of this Agreement by the Executive, provided that the Executive does not cure such breach within 30 days after notice of such breach from the Company.

For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its affiliates.

EX-9-

(b)	Change in Control. The term “Change in Control” shall mean any of the following that occur after the Effective Date:

(i)
Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the regulations and other applicable authorities thereunder (the “Exchange Act”)) (“Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing twenty five percent (25%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that any acquisition by a Person who on the Effective Date is the Beneficial Owner of twenty-five (25%) or more of the Outstanding Company Voting Securities shall not constitute a Change in Control;

(ii)
Any change in the composition of the Board of Directors of the Company (the “Board”) over a two-year period which results in a majority of the then present directors of the Company not constituting a majority two years later, provided that in making such determination, directors who are elected by or upon the recommendation of the then current majority of the Board shall be excluded;

(iii)	Approval by the shareholders of the Company of a complete dissolution or liquidation of the Company;

(iv)
Any sale or disposition to a Person of the assets of the Company equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company before such sale or disposition; provided that, for purposes of this subparagraph (b)(iv), the “gross fair market value” shall be determined without regard to any liabilities associated with the assets of the Company or the assets so sold or disposed;

(v)
There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation immediately following which the individuals who comprise the Board of the Company immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation, or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, or (C) a merger or consolidation of any direct or indirect subsidiary of the Company (y) for whom the Executive is not performing services at the time of such merger or consolidation or (z) that is not a majority shareholder of the corporation for whom the Executive is performing services at the time of such merger or consolidation.

EX-10-

(c)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder.

(d)	Good Reason. The term “Good Reason” shall mean:

(i)
a reduction of 10% or more in the Executive’s base salary (either upon one reduction or during a series of reductions over a period of time), provided, that such reduction neither comprises a part of an equal percentage general reduction for all of the Company’s executive officers as a group (determined as of the date immediately before the date on which the Executive becomes subject to any such reduction) nor results from a deferral of the Executive’s base salary;

(ii)	a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within the Company;

(iii)	a material change in the geographic location at which the Executive must perform services for the Company more than fifty (50) miles; or

(iv)	any other action or inaction that constitutes a material breach by the Company of this Agreement or the Offer Letter and its exhibits and related equity award agreements.

For purposes of this Agreement, in order for a termination of employment by the Executive to be considered to be on account of Good Reason, the following conditions must be met by the Executive: the Executive provides written notice to the Company of the existence of the condition(s) described in this subparagraph (d) potentially constituting Good Reason within 90 days of the initial existence of such condition(s), and the Company fails to remedy the conditions which the Executive outlines in his written notice within 30 days of such notice, and the Executive actually terminates employment with the Company within six months of providing the notice described in this subparagraph (d).

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(e)
Termination Date.  The term “Termination Date” means the date on which the Executive’s employment with the Company and its affiliates terminates for any reason, including voluntary resignation. If the Executive becomes employed by an entity into which the Company has merged, or by the purchaser of substantially all of the assets of the Company, or by a successor to such entity or purchaser, a Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the successor and its affiliates (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an affiliate (including a successor to the Company), such transfer shall not constitute a Termination Date for purposes of this Agreement.

4.           Payments and Benefits.  Subject to the terms and conditions of this Agreement, if the Executive’s employment is terminated during the Term of this Agreement and before a Change in Control (A) by the Company for a reason other than for Cause or (B) by the Executive for Good Reason, the Executive shall be entitled to:

(a)
a lump sum severance payment equal to one and one-half (11/2) times the sum of (i) the Executive’s annual base salary in effect immediately prior to the Termination Date and (ii) the Executive’s annual short-term incentive compensation, based on target bonus opportunity for the calendar year in which the Termination Date occurs;

(b)
a lump sum payment in an amount equal to the annual short-term incentive compensation to which the Executive would have been entitled had he continued in the employ of the Company through the last day of the calendar year in which the Termination Date occurs, pro-rated for the number of days during the calendar year that the Executive was employed prior to the Termination Date; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such calendar year have actually been met.

(c)
with respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to the Executive by the Company for which the Termination Date precedes the end of the performance period by less than one (1) year, a payment equal to the amount the Executive would have received under each such award had he continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that the Executive was employed prior to the Termination Date; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met.

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(d)
with respect to each then-outstanding and vested stock option granted to the Executive by the Company, exercise such option at any time during the period beginning on the Termination Date and ending on the earlier of the original expiration date of each such option (without regard to any accelerated expiration date otherwise resulting from the Executive’s termination of employment) or the expiration of the three-month period following the Termination Date.

(e)
continued health benefit coverage for the Executive and the Executive’s qualified beneficiaries as provided in Section 4980B of the Code (“COBRA”). Such COBRA continuation coverage shall be provided to the Executive and the Executive’s qualified beneficiaries only if and to the extent that the Executive (or his qualified beneficiaries, as applicable) make a timely and proper election to be covered under COBRA and make timely payments for the cost of such coverage; provided, however, that such COBRA coverage shall be at the Company’s expense for the period beginning on the day after the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date or (ii) the date on which the Executive commences employment with another employer.

(f)
for the period beginning on the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted the use of a Company-owned or leased automobile on the terms and conditions set forth in the Company’s Automobile Policy.

(g)
for the period beginning on the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted to use a Company-provided executive outplacement services firm, or comparable firm selected by Executive, at the Company’s cost.

For the avoidance of doubt, the Executive shall not be entitled to any benefits under this Agreement if his termination of employment occurs on account of his death, disability, or voluntary resignation (other than for Good Reason).

5.           Time of Payments.  Provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, payments pursuant to subparagraphs 4(a) and 4(b) shall be paid no later than March 15th of the calendar year following the calendar year in which the Executive’s Termination Date occurs or at such earlier date as may apply in accordance with the following:

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(a)
the payment pursuant to subparagraph 4(a) (relating to severance pay) shall be paid within 10 days following the later of (i) the Executive’s Termination Date or (ii) the date on which the conditions of paragraph 7 are satisfied; and

(b)
the payment pursuant to subparagraph 4(b) (relating to short-term incentive compensation) shall be made within 10 days following the later of (i) the date that the short-term incentive compensation would have been paid if the Executive’s Termination Date had not occurred, or (ii) the date on which the conditions of paragraph 7 are satisfied.

Further provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, unless either the Executive has made a valid election to defer receipt of all or any portion of a payment of an award described in subparagraph 4(c) in accordance with the terms of a Company nonqualified deferred compensation plan or the award agreement in respect of any such award provides otherwise, any payment pursuant to subparagraph 4(c) shall be paid no later than the later of (i) the date that is 2-1/2 months from the end of the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

Notwithstanding any other provision of this Agreement, if the requirements of paragraph 7 are not satisfied, the Executive shall not be entitled to any payments or benefits under this Agreement (other than the payments or benefits provided in subparagraph 4(e) or 4(f) on or before the date by which the Executive is required to satisfy the requirements of paragraph 7).

6.           Code Section 409A Compliance.  Notwithstanding any provision of this Agreement to the contrary:

(a)
If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

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(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following the Executive’s Termination Date unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)
Each payment payable to the Executive under this Agreement on or after the Executive’s Termination Date shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further, is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral exemption thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon the Executive’s termination of employment, in the event the Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following the Executive’s Termination Date will not be paid to the Executive until the date that is six (6) months and one (1) day following the Executive’s Termination Date (or, if earlier, the Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to the Executive under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with this Agreement.

(d)
All expenses or other reimbursements to the Executive under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e)
Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)	In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

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(g)
To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

7.           Waiver and Release.  Except as expressly provided in paragraph 5, the Executive shall not be entitled to any payments or benefits under this Agreement unless and until the Executive executes and delivers to the Company, within thirty (30) days following the Executive’s Termination Date (or fifty (50) days in the event that 29 CFR 1625.22 requires the Company to provide the Executive forty-five (45) days to consider the release), a valid release of any and all claims against the Company and its affiliates in a form acceptable to the Company and the revocation period for such release has expired without revocation.  Nothing in such release shall extend to any right to (i) indemnification to which the Executive is otherwise entitled in accordance with the Company’s articles or by-laws or the terms of any indemnification agreement between the Company and the Executive or (ii) directors and officers liability insurance coverage and errors and omissions insurance coverage as may then be in effect for the Company’s executive’s officers.

8.           Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of the Company or any of its affiliates shall be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company or any of its affiliates by the Executive, any amounts earned by the Executive in other employment after the Termination Date, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

9.           Withholding.  All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.

10.           Confidential Information.  The Company and the Executive covenant and agree that:

(a)
The Company will provide the Executive Confidential Information (as defined below) to permit the Executive to perform the Executive’s duties on behalf of the Company and its affiliates, which will include, among other things, generating additional Confidential Information on behalf of the Company and its affiliates.

(b)
Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential, all Confidential Information (as defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during the Agreement Term and at all times thereafter, provided, however, if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the Executive’s Termination Date; provided, however, that trade secrets shall remain confidential indefinitely .

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(c)
To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive generates or obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d)
Nothing in the foregoing provisions of this paragraph 10 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(e)
For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Company and its affiliates (and their customers) which was generated or acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following the Termination Date.

(f)
This paragraph 10 shall not be construed to unreasonably restrict the Executive’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph (f), the matter shall be submitted to the court for decision.

11.           Non-Competition and Non-Solicitation.  During the Term of the Agreement and for a period of 12 months after the Executive’s Termination Date, the Executive covenants and agrees that he shall not, without the express written consent of the Company:

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(a)
be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the employment, consulting, assistance or services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or its affiliates and are or will be within the Restricted Territory (as defined in Attachment A); or (ii) the Confidential Information to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subparagraph (a), services provided by others shall be deemed to have been provided by the Executive if the Executive had material supervisory responsibilities with respect to the provision of such services.

(b)
solicit or attempt to solicit any party who is then, or during the 12- month period prior to the Executive’s Termination Date was, a customer or supplier of the Company for or with whom the Executive (or the Executive’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this subparagraph (b) shall not apply to any activity on behalf of a business that is not a Competitor.

(c)
solicit, entice, persuade or induce any individual who is employed by the Company or its affiliates (or was so employed within 90 days prior to the Executive’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its affiliates, and the Executive shall not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)
directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

The term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Company or any of its affiliates was engaged during the 12-month period prior to the Executive’s Termination Date. Upon the written request of the Executive, the Company will determine whether a business or other entity constitutes a “Competitor” for purposes of this paragraph 11 and may require the Executive to provide such information as the Company determines to be necessary to make such determination.  The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Company may determine.

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12.           Non-Disparagement.  The Executive covenants and agrees that, while he is employed by the Company, and after his Termination Date, he shall not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates. While the Executive is employed by the Company, and after the Termination Date, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications or in their internal, company-wide communications  shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive. Nothing in this paragraph 12 shall preclude the Executive or the Company from making truthful statements that are required by applicable law, regulation or legal process.

13.           Reasonable Scope and Duration.  The Executive acknowledges that the restrictions in paragraphs 10, 11 and 12 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its affiliates, that the benefits provided under this Agreement are full and fair compensation for these covenants and that these covenants do not impair the Executive’s ability to be employed in other areas of his expertise and experience. Specifically, the Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company and its affiliates, the widespread domestic and international scope of the Executive’s contacts created during his employment with the Company, the domestic and international scope of the Executive’s responsibilities while employed by the Company and his access to marketing strategies of the Company and its affiliates. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Executive’s breach of any such covenant, the term of the covenant shall be extended for a period equal to the period that the breach continues.

14.           Equitable Relief; Attorneys’ Fees.  The Executive agrees that any violation by the Executive of any covenant in paragraph 10, 11 or 12 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Executive agrees that the Company may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by the Executive. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants.  The Company agrees that any violation by the Company of any covenant in paragraph 12 may cause such damage to the Executive as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Company agrees that the Executive may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by the Company. Such  injunctive relief shall be in addition to, and in no way in limitation of, any and all other  remedies the Executive shall have in law and equity for the enforcement of such  covenants. If litigation arises under this Agreement between the Company and the  Executive, the prevailing party in such litigation shall be entitled to recover its or his  reasonable attorneys’ fees, court costs and out-of-pocket expenses from the non-prevailing party.

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15.           Nonalienation.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

16.           Amendment.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

17.           Applicable Law.  The provisions of this Agreement shall be construed in accordance with and governed by applicable federal laws and, to the extent not preempted thereby or inconsistent therewith, the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

18.           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

19.           Obligation of Company.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment, or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to provide to the Executive any rights upon termination of the Executive’s employment with the Company other than as specifically described in paragraph 4. If the Executive’s employment is terminated before a Change in Control for any reason other than by the Company (other than for Cause) or by the Executive for Good Reason, the Executive’s benefits shall be determined in accordance with the applicable retirement, insurance and other programs of the Company as may then be in effect.

20.           Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

21.           Successors, Assumption of Contract.  This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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22.           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below: to the Company:

A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Attn: Corporate Secretary

or to the Executive at the Executive’s most recent address on file with the Company.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

23.           Exclusive Jurisdiction and Venue.  Any suit, claim or other legal proceeding arising out of or related to this Agreement in any way must be brought in a federal or state court located in Cook County, Illinois, and the Company and the Executive hereby consent to the exclusive jurisdiction of such court for such purpose. The Company and the Executive irrevocably consent and submit itself and himself to the jurisdiction of such court(s) for the purposes of any such suit, claim or other legal proceeding.

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24.           Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

25.           Survival of Agreement.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

26.           Counterparts.  This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

27.           Effect on Prior Agreements.  This Agreement hereby amends and supersedes any and all previous Severance Agreements (and such other severance agreements, written or unwritten), including amendments thereto, entered into by the parties.

[remainder of page intentionally left blank]

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IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

Scott Dolan

A.M. CASTLE & CO.

By:
Its:

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ATTACHMENT A

The term “Restricted Territory” means the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country in which the Company or an affiliate of the Company has operations during the 12-month period prior to the Termination Date, or with respect to any country in which the Company or an affiliate of the Company has devoted resources to establishing operations during the 12-month period prior to the Termination Date.

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EXHIBIT C

CHANGE IN CONTROL AGREEMENT

A. M. CASTLE & CO.

THIS AGREEMENT (“Agreement”), made and entered into this ____ day of October, 2012 (the “Effective Date”), by and between A.M. Castle & Co., a Maryland corporation (the “Company”), and Scott Dolan (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Company and the Executive entered into a certain offer letter dated October 10, 2012 regarding Executive’s employment with the Company (the “Offer Letter”);

WHEREAS, the Company recognizes that ensuring that shareholders are the beneficiaries of management’s best efforts to explore and pursue all opportunities for value maximization, including but not limited to activity leading to a Change of Control;

WHEREAS, the Company wishes to assure itself of the continuity of the Executive’s service and has determined that it is appropriate that the Executive receive certain payments in the event of an involuntary termination of employment (other than for Cause) or a termination of employment for Good Reason following a Change in Control;

WHEREAS, the Company and the Executive accordingly desire to enter into this Agreement on the terms and conditions set forth below; and WHEREAS, the Company promises to provide, and the Executive acknowledges that the Executive has had, will have, and will develop on behalf of the Company substantial contacts with long-standing, near permanent customers of the Company, including without limitation program accounts, that require the protections against unfair competition set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, IT IS HEREBY AGREED, by and between the parties as follows:

1.           Relationship to Other Agreements. Unless and until a Change in Control (as defined in paragraph 3) occurs during the Term (as defined in paragraph 2) of this Agreement, no benefits or other payments shall be payable under this Agreement. If a Change in Control occurs during the Term of this Agreement, this Agreement and the Offer Letter together  shall supersede that certain Severance Agreement between the Company and the Executive, dated October __, 2012 (the “Severance Agreement), and any and all other agreements between the Executive and the Company regarding the payment of benefits upon a termination of the Executive’s employment with the Company.  In the event of a conflict between this Agreement and the Offer Letter, the terms of this Agreement shall control.  If the Executive is entitled to severance pay or other benefits pursuant to the terms of this Agreement, the Executive shall not be eligible to receive any severance pay or other benefits pursuant to the terms of any other severance agreement or arrangement of the Company (or any affiliate of the Company), including any arrangement of the Company (or any affiliate of the Company) providing benefits upon involuntary termination of employment.

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2.           Agreement Term. The “Term” of this Agreement shall begin on the Effective Date and shall continue from year to year, subject to amendment or cancellation by the parties pursuant to paragraph 17 of this Agreement.

3.           Certain Definitions. In addition to terms otherwise defined herein, the following capitalized terms used in this Agreement shall have the meanings specified below:

(a)           Cause.  The term “Cause” shall mean:

(i)
Conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive was so convicted or entered such plea) by the Executive;

(ii)
Engagement by the Executive in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives;

(iii)	Willful misconduct by the Executive that, in the reasonable judgment of the Company, is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise;

(v)
Willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness) by the Executive to perform his assigned duties, provided that such assigned duties are consistent with the job duties of the Executive and that the Executive does not cure such failure within 30 days after notice of such failure from the Company; or

(iv)	Material breach of this Agreement by the Executive, provided that the Executive does not cure such breach within 30 days after notice of such breach from the Company.

For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its affiliates.

(b)	Change in Control. The term “Change in Control” shall mean any of the following that occur after the Effective Date:

(i)
Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including the regulations and other applicable authorities thereunder (the “Exchange Act”)) (“Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”), other than Simpson Estates;

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(ii)	Any change in the composition of the Board of Directors of the

Company (the “Board”) over a two-year period which results in a majority of the then present directors of the Company not constituting a majority two years later, provided that in making such determination, directors who are elected by or upon the recommendation of the then current majority of the Board shall be excluded;

(iii)	Approval by the shareholders of the Company of a complete dissolution or liquidation of the Company;

(iv)
Any sale or disposition to a Person of the assets of the Company equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company before such sale or disposition; provided that, for purposes of this subparagraph (b)(iv), the “gross fair market value” shall be determined without regard to any liabilities associated with the assets of the Company or the assets so sold or disposed;

(v)
There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity, other than (A) a merger or consolidation immediately following which the individuals who comprise the Board of the Company immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation, or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, or (C) a merger or consolidation of any direct or indirect subsidiary of the Company (y) for whom the Executive is not performing services at the time of such merger or consolidation or (z) that is not a majority shareholder of the corporation for whom the Executive is performing services at the time of such merger or consolidation.

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(c)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder.

(d)	Good Reason. The term “Good Reason” shall mean:

(i)	a reduction of 10% or more in the Executive’s base salary (either upon one reduction or during a series of reductions over a period of time);

(ii)
the failure of the Company to continue in effect any plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternate plan) has been made with respect to any such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to the Executive’s then-current peers as a group, determined as of the date immediately prior to the Change in Control.

(iii)
a demotion in position (including, but not limited to, a decrease in organizational level) or a material diminution in the Executive’s authority (including, but not limited to, the budget over which the Executive retains authority), duties, or responsibilities within the Company;

(iv)	a change in the geographic location at which the Executive must perform services for the Company more than fifty (50) miles; or

(v)	any other action or inaction that constitutes a material breach by the Company of this Agreement or the Offer Letter and its exhibits and related equity award agreements.

For purposes of this Agreement, in order for a termination of employment by the Executive to be considered to be on account of Good Reason, the following conditions must be met by the Executive:

(i)
the Executive provides written notice to the Company of the existence of the condition(s) described in this subparagraph (d) potentially constituting Good Reason within 90 days of the initial existence of such condition(s), and

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(ii)	the Company fails to remedy the conditions which the Executive outlines in his written notice within 30 days of such notice, and

(iii)	the Executive actually terminates employment with the Company within six months of providing the notice described in this subparagraph (d).

(e)
Termination Date.  The term “Termination Date” means the date on which the Executive’s employment with the Company and its affiliates terminates for any reason, including voluntary resignation. If the Executive becomes employed by an entity into which the Company has merged, or by the purchaser of substantially all of the assets of the Company, or by a successor to such entity or purchaser, a Termination Date shall not be treated as having occurred for purposes of this Agreement until such time as the Executive terminates employment with the successor and its affiliates (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with an affiliate (including a successor to the Company), such transfer shall not constitute a Termination Date for purposes of this Agreement.

4.           Payments and Benefits. Subject to the terms and conditions of this Agreement, if (i) the Executive’s employment is terminated during the Term of this Agreement and after a Change in Control (A) by the Company for a reason other than for Cause or (B) by the Executive for Good Reason, or (ii) to the extent set forth in subparagraph 4(c) and 4(d) below, in the event of a Change in Control, the Executive shall be entitled to:

(a)
a lump sum severance payment equal to two times the sum of (i) the Executive’s annual base salary in effect immediately prior to the Termination Date, plus (ii) the Executive’s annual short-term incentive compensation at target opportunity for the calendar year in which the Termination Date occurs.

(b)
a lump sum payment in an amount equal to the annual short-term incentive compensation to which the Executive would have been entitled had he continued in the employ of the Company through the last day of the calendar year in which the Termination Date occurs, pro-rated for the number of days during the calendar year that the Executive was employed prior to the Termination Date; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such calendar year have actually been met.

(c)
with respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to the Executive by the Company, a payment upon a Change in Control equal to the amount the Executive would have received under each such award had he continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that the Executive was employed prior to the date of the Change in Control; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met as determined as of the end of the completed calendar month immediately preceding the Change in Control (with any cumulative performance measures prorated on a straight line basis through such date), and payment of any such compensation that is required to be made in shares of the Company’s common stock shall be made in cash, with the fair market value of a share of the Company’s common stock underlying such award determined based on the value per share of the Company’s common stock provided to stockholders of the Company generally in connection with the Change in Control (or, if none, based on the closing market composite price of a share of the Company’s common stock on the date of the Change in Control as reported on the national securities exchange on which the stock is listed or, if not a trading day, on the last trading day preceding the date of the Change in Control).

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(d)
full and immediate vesting upon the Termination Date of each then-outstanding and nonvested stock option, restricted stock, restricted stock unit, or other equity-based compensation award (other than an equity-based long-term performance award) granted to the Executive by the Company; provided, however, that, upon a Change in Control, if and to the extent such nonvested stock option, restricted stock, restricted stock unit, or other equity-based compensation award is not converted into common stock of the acquirer (on an equivalent value basis) or if such common stock of the acquirer is not listed on a national securities exchange which is regulated under Section 6 of the Securities and Exchange Act of 1934, as amended, then such award shall fully and immediately vest effective as of the Change in Control and payment of any compensation in respect of such award that is required to be made or settled in shares of the Company’s common stock shall be made in cash, with the fair market value of a share of the Company’s common stock underlying such award determined based on the value per share of the Company’s common stock provided to stockholders of the Company generally in connection with the Change in Control (or, if none, based on the closing market composite price of a share of the Company’s common stock on the date of the Change in Control as reported on the national securities exchange on which the stock is listed or, if not a trading day, on the last trading day preceding the date of the Change in Control).

(e)
with respect to each then-outstanding and vested stock option granted to the Executive by the Company (including any stock option that becomes vested by application of subparagraph 4(d)), exercise such option at any time during the period beginning on the Termination Date and ending on the earlier of the original expiration date of each such option (without regard to any accelerated expiration date otherwise resulting from the Executive’s termination of employment) or the expiration of the three-month period following the Termination Date.

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(f)
continued health benefit coverage for the Executive and the Executive’s qualified beneficiaries as provided in Section 4980B of the Code (“COBRA”). Such COBRA continuation coverage shall be provided to the Executive and the Executive’s qualified beneficiaries only if and to the extent that the Executive (or his qualified beneficiaries, as applicable) make a timely and proper election to be covered under COBRA and make timely payments for the cost of such coverage; provided, however, that such COBRA coverage shall be at the Company’s expense for the period beginning on the day after the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date or (ii) the date on which the Executive commences employment with another employer.

(g)	for the period beginning on the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted the use of a Company-owned or leased automobile on the terms and conditions set forth in the Company’s Automobile Policy.

(h)	for the period beginning on the Termination Date and ending on the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted to use a Company-provided executive outplacement services firm, or comparable firm selected by Executive, at the Company’s cost.

For the avoidance of doubt, the Executive shall not be entitled to any benefits under this Agreement if his termination of employment occurs on account of his death, disability, or voluntary resignation (other than for Good Reason).

For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not the Change in Control ever occurs) at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (whether or not the Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not the Change in Control ever occurs).

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5.           Time of Payments.  Provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, payments pursuant to subparagraphs 4(a) and 4(b) shall be paid no later than March 15th of the calendar year following the calendar year in which the Executive’s Termination Date occurs or at such earlier date as may apply in accordance with the following:

a.
the payment pursuant to subparagraph 4(a) (relating to severance pay) shall be paid within 10 days following the later of (i) the Executive’s Termination Date or (ii) the date on which the conditions of paragraph 7 are satisfied; and

b.
the payment pursuant to subparagraph 4(b) (relating to short-term incentive compensation) shall be made within 10 days following the later of (i) the date that the short-term incentive compensation would have been paid if the Executive’s Termination Date had not occurred, or (ii) the date on which the conditions of paragraph 7 are satisfied.

Further provided that the conditions of paragraph 7 (relating to waiver and release) have been satisfied, unless either the Executive has made a valid election to defer receipt of all or any portion of a payment of an award described in subparagraph 4(c) or 4(d) in accordance with the terms of a Company nonqualified deferred compensation plan, any payment pursuant to subparagraphs 4(c) and 4(d) shall be paid no later than the later of (i) the date that is 2-1/2 months from the end of the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; or at such earlier date as may apply in accordance with the following:

(a)
the payment pursuant to subparagraph 4(c) shall be paid within 10 days following the later of (i) the date of the Change in Control or (ii) the date on which the conditions of paragraph 7 are satisfied; and

(b)
the payment pursuant to subparagraph 4(d) shall be made within 10 days following the later of (i) the vesting of the award to which such payment relates, or (ii) the date on which the conditions of paragraph 7 are satisfied.

Notwithstanding any other provision of this Agreement, if the requirements of paragraph 7 are not satisfied, the Executive shall not be entitled to any payments or benefits under this Agreement (other than the payments or benefits provided in subparagraph 4(f) or 4(g) on or before the date by which the Executive is required to satisfy the requirements of paragraph 7).

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6.           Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a)
If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code  Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following the Executive’s Termination Date unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service".

(c)
Each payment payable to the Executive under this Agreement on or after the Executive’s Termination Date shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further, except with respect to the payment described in paragraph 4(h), is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral exemption thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon the Executive’s termination of employment, in the event the Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following the Executive’s Termination Date will not be paid to the Executive until the date that is six (6) months and one (1) day following the Executive’s Termination Date (or, if earlier, the Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to the Executive under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with this Agreement.

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(d)
All expenses or other reimbursements to the Executive under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e)	Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)	In no event shall any payment under this Agreement that constitutes

“deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g)	To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

7.           Waiver and Release. Except as expressly provided in paragraph 5, the Executive shall not be entitled to any payments or benefits under this Agreement unless and until the Executive executes and delivers to the Company, within thirty (30) days following the Executive’s Termination Date (or fifty (50) days in the event that 29 CFR 1625.22 requires the Company to provide the Executive forty-five (45) days to consider the release), a valid release of any and all claims against the Company and its affiliates in a form acceptable to the Company and the revocation period for such release has expired without revocation.  Nothing in such release shall extend to any right to (i) indemnification to which the Executive is otherwise entitled in accordance with the Company’s articles or by-laws or the terms of any indemnification agreement between the Company and the Executive or (ii) directors and officers liability insurance coverage and errors and omissions insurance coverage as may then be in effect for the Company’s executive’s officers.

8.           Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. None of the Company or any of its affiliates shall be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company or any of its affiliates by the Executive, any amounts earned by the Executive in other employment after the Termination Date, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

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9.           Parachute Payments. The Company and the Executive agree that if any payment or benefit to which the Executive is entitled from the Company, any affiliate, or any trusts established by the Company or by any affiliate (whether or not payable under this Agreement) including, without limitation, the vesting of an option or other non-cash benefit or property (all such payments, benefits and vesting being referred to collectively as “Payments”) are subject to the tax imposed by Section 4999 of the Code or any successor provision to that Section, then the Payments shall be reduced in the following order, but only to the extent required to avoid application of the tax imposed by Code Section 4999: (a) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to the Executive that is exempt from Section 409A of the Code, (b) reduction of any other payments, excluding any payments with respect to the acceleration of equity awards, or benefits otherwise payable to the Executive on a pro-rata basis or such other manner, but only to the extent such reduction otherwise complies with Section 409A of the Code, and (c) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to the Executive that is exempt from Section 409A of the Code. Determination of whether Payments would result in the application of the tax imposed by Section 4999 of the Code, and the amount of reduction that is necessary so that no such tax would be applied, shall be made, at the Company’s expense, by the independent accounting firm employed by the Company immediately prior to the occurrence of the Change in Control.

10.           Withholding. All payments to the Executive under this Agreement will be subject to all applicable withholding of applicable taxes.

11.           Confidential Information. The Company and the Executive covenant and agree that:

(a)
The Company will provide the Executive Confidential Information (as defined below) to permit the Executive to perform the Executive’s duties on behalf of the Company and its affiliates, which will include, among other things, generating additional Confidential Information on behalf of the Company and its affiliates.

(b)
Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential, all Confidential Information (as defined below), and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during the Agreement Term and at all times thereafter, provided, however, if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the Executive’s Termination Date; provided, however, that trade secrets shall remain confidential indefinitely .

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(c)
To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive generates or obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d)
Nothing in the foregoing provisions of this paragraph 11 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the affiliates, knowledge which was acquired by him during the course of his employment with the Company and its affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(e)
For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Company and its affiliates (and their customers) which was generated or acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following the Termination Date.

(f)
This paragraph 11 shall not be construed to unreasonably restrict the Executive’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this subparagraph (f), the matter shall be submitted to the court for decision.

12.           Non-Competition and Non-Solicitation. During the Term of the Agreement and for a period of 12 months after the Executive’s Termination Date, the Executive covenants and agrees that he shall not, without the express written consent of the Company:

(a)
be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor (defined below) if: (i) the employment, consulting, assistance or services that the Executive is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Executive provided to the Company or its affiliates and are or will be within the Restricted Territory (as defined in Attachment A); or (ii) the Confidential Information to which the Executive had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information. For purposes of this subparagraph (a), services provided by others shall be deemed to have been provided by the Executive if the Executive had material supervisory responsibilities with respect to the provision of such services.

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(b)
solicit or attempt to solicit any party who is then, or during the 12- month period prior to the Executive’s Termination Date was, a customer or supplier of the Company for or with whom the Executive (or the Executive’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this subparagraph (b) shall not apply to any activity on behalf of a business that is not a Competitor.

(c)
solicit, entice, persuade or induce any individual who is employed by the Company or its affiliates (or was so employed within 90 days prior to the Executive’s action and not involuntarily terminated for any reason other than Cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or its affiliates, and the Executive shall not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d)
directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

The term “Competitor” means any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Company or any of its affiliates was engaged during the 12-month period prior to the Executive’s Termination Date. Upon the written request of the Executive, the Company will determine whether a business or other entity constitutes a “Competitor” for purposes of this paragraph 12 and may require the Executive to provide such information as the Company determines to be necessary to make such determination.The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Company may determine.

13.           Non-Disparagement. The Executive covenants and agrees that, while he is employed by the Company, and after his Termination Date, he shall not make any false, defamatory or disparaging statements about the Company, its affiliates, or the officers or directors of the Company or its affiliates that are reasonably likely to cause material damage to the Company, its affiliates, or the officers or directors of the Company or its affiliates. While the Executive is employed by the Company, and after the Termination Date, the Company agrees, on behalf of itself and its affiliates, that neither the officers nor the directors of the Company or its affiliates in their external communications or in their internal, company-wide communication shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive. Nothing in this paragraph 13 shall preclude the Executive or the Company from making truthful statements that are required by applicable law, regulation or legal process

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14.           Reasonable Scope and Duration. The Executive acknowledges that the restrictions in paragraphs 11, 12 and 13 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its affiliates, that the benefits provided under this Agreement are full and fair compensation for these covenants and that these covenants do not impair the Executive’s ability to be employed in other areas of his expertise and experience. Specifically, the Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company and its affiliates, the widespread domestic and international scope of the Executive’s contacts created during his employment with the Company, the domestic and international scope of the Executive’s responsibilities while employed by the Company and his access to marketing strategies of the Company and its affiliates. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of the Executive’s breach of any such covenant, the term of the covenant shall be extended for a period equal to the period that the breach continues.

15.           Equitable Relief; Attorneys’ fees. The Executive agrees that any violation by the Executive of any covenant in paragraph 11, 12 or 13 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, the Executive agrees that the Company may seek a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by the Executive. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants.  The Company agrees that any violation by the Company of any covenant in  paragraph 13 may cause such damage to the Executive as will be serious and irreparable  and the exact amount of which will be difficult to ascertain, and for that reason, the  Company agrees that the Executive may seek a temporary, preliminary and/or permanent  injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by the Company. Such  injunctive relief shall be in addition to, and in no way in limitation of, any and all other  remedies the Executive shall have in law and equity for the enforcement of such  covenants. If litigation arises under this Agreement between the Company and the  Executive, the prevailing party in such litigation shall be entitled to recover its or his  reasonable attorneys’ fees, court costs and out-of-pocket expenses from the non-prevailing party.

16.           Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.

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17.           Amendment. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

18.           Applicable Law. The provisions of this Agreement shall be construed in accordance with and governed by applicable federal laws and, to the extent not preempted thereby or inconsistent therewith, the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

19.           Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

20.           Obligation of Company. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall be construed to affect the Company’s right to modify the Executive’s position or duties, compensation, or other terms of employment, or to terminate the Executive’s employment. Nothing in this Agreement shall be construed to provide to the Executive any rights upon termination of the Executive’s employment with the Company other than as specifically described in paragraph 4. If the Executive’s employment is terminated following a Change in Control for any reason other than by the Company (other than for Cause) or by the Executive for Good Reason, the Executive’s benefits shall be determined in accordance with the applicable retirement, insurance and other programs of the Company as may then be in effect.

21.           Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

22.           Successors, Assumption of Contract. This Agreement is personal to the Executive and may not be assigned by the Executive without the written consent of the Company. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive’s death, the Executive’s heirs and estate shall succeed to such rights and benefits pursuant to the Executive’s will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

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23.           Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

 to the Company:

A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Attn: Corporate Secretary

or to the Executive at the Executive’s most recent address on file with the Company.

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

24.           Exclusive Jurisdiction and Venue. Any suit, claim or other legal proceeding arising out of or related to this Agreement in any way must be brought in a federal or state court located in Cook County, Illinois, and the Company and the Executive hereby consent to the exclusive jurisdiction of such court for such purpose. The Company and the Executive irrevocably consent and submit itself and himself to the jurisdiction of such court(s) for the purposes of any such suit, claim or other legal proceeding.

25.           Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

26.           Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

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27.           Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

28.           Effect on Prior Agreements. This Agreement hereby amends and supersedes any and all previous Change in Control Agreements, including amendments thereto, entered into by the parties.

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EX-41-

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

Scott Dolan

A.M. CASTLE & CO.

By:
Its: Vice President, General Counsel & Secretary

EX-42-

ATTACHMENT A

The term “Restricted Territory” means the continental United States, Mexico, Canada, Spain, the United Kingdom, France, Singapore, and China. The Restricted Territory also shall include any country in which the Company or an affiliate of the Company has operations during the 12-month period prior to the Termination Date, or with respect to any country in which the Company or an affiliate of the Company has devoted resources to establishing operations during the 12-month period prior to the Termination Date.

EX-43-